UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2014

Industrial Property Trust Inc.

(Exact name of registrant as specified in its charter)

Maryland	333-184126	61-1577639
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

518 Seventeenth Street, 17th Floor

Denver, CO 80202

(Address of principal executive offices)

(303) 228-2200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Purchase and Sale Agreement for the Dallas Distribution Portfolio

On October 31, 2014, IPT Acquisitions LLC, a wholly-owned subsidiary of Industrial Property Trust Inc. (the “Company”), entered into an Agreement of Purchase and Sale (the “Agreement”) with CRP Oakmont Flower Mound, L.L.C. and CRP Oakmont Grand Prairie, L.L.C. (collectively, the “Seller”) to acquire a 100% fee interest in three recently completed industrial buildings located in the Dallas market totaling approximately 1.3 million square feet on 72.7 acres (the “Dallas Distribution Portfolio”). The Seller is not affiliated with the Company or its affiliates. The Dallas Distribution Portfolio is a recently completed development opportunity in a targeted top-tier industrial market, and is 12% leased to one customer with a remaining lease term of 4.5 years. Upon consummation of the acquisition, the lease agreement is expected to be assigned to and assumed by the Company, through a wholly-owned subsidiary. In general, the customer will be responsible for paying directly or reimbursing the landlord for the customer’s pro-rata share of the real estate taxes, insurance, and repair and maintenance costs of its respective property.

The total purchase price is expected to be approximately $74.6 million, exclusive of transfer taxes, due diligence expenses, and other closing costs. In connection with the execution of the Agreement, the Company deposited $2.0 million into an escrow account. Pursuant to the terms of the Amended and Restated Advisory Agreement, dated as of July 16, 2014, by and among the Company, Industrial Property Operating Partnership LP, and Industrial Property Advisors LLC (the “Advisor”), the Company expects to pay an acquisition fee to the Advisor equal to 2.0% of the purchase price of this transaction. The Company plans to fund this acquisition using proceeds from the Company’s public offering and borrowings from the Company’s corporate line of credit.

The acquisition of the Dallas Distribution Portfolio is expected to close in the fourth quarter of 2014. There is no assurance that the Company will be able to purchase the Dallas Distribution Portfolio on the terms set forth herein. The consummation of the acquisition is subject to the Company’s completion of due diligence and various closing conditions to be met by the parties. If the Company does not close on this acquisition, there are circumstances under which it may forfeit the deposit it has funded.

Item 8.01.	Other Events.

Status of Investments in Real Estate

As of November 4, 2014, the Company had acquired properties with an aggregate total purchase price of approximately $212.5 million, comprised of 23 industrial buildings totaling approximately 2.8 million square feet in 11 industrial markets throughout the U.S. with 52 customers, a leased rate of 98.0%, and a weighted-average remaining lease term (based on square feet) of approximately 4.4 years. As of this date:

•	18 industrial buildings totaling approximately 2.4 million square feet comprised the Company’s operating portfolio, which consists of stabilized properties, and was 99.5% leased. The Company’s operating portfolio has an estimated aggregate weighted-average purchase price capitalization rate of approximately 5.6%.

•	5 industrial buildings totaling 0.4 million square feet comprised the Company’s development portfolio, which includes buildings acquired with the intention to reposition or redevelop or buildings recently completed which have not yet reached stabilization. The Company generally considers a building to be stabilized on the earlier to occur of the first anniversary of a building’s acquisition or completion date or a building achieving 90% occupancy.

Forward-Looking Statement

This Current Report on Form 8-K contains forward-looking statements (such as those concerning the potential acquisition of the Dallas Distribution Portfolio) that are based on the Company’s current expectations, plans, estimates, assumptions, and beliefs that involve numerous risks and uncertainties, including, without limitation, risks associated with the Company’s ability to complete an acquisition under contract, the customers’ ability to continue to comply with the terms of their leases, and those risks set forth in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Although these forward-looking statements reflect management’s belief as to future events, actual events or the Company’s investments and results of operations could differ materially from those expressed or implied in these forward-looking statements. To the extent that the Company’s assumptions differ from actual results, the Company’s ability to meet such forward-looking statements may be significantly hindered. You are cautioned not to place undue reliance on any forward-looking statements. The Company cannot assure you that it will attain its investment objectives.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INDUSTRIAL PROPERTY TRUST INC.

November 6, 2014	By:	/s/ THOMAS G. MCGONAGLE
Name: Thomas G. McGonagle
Title: Chief Financial Officer